Subsidiaries

                                                 State or Other
                                                 Jurisdiction of
                                                  Incorporation
                                                 ---------------
Cooperative Bank for Savings, Inc., SSB          North Carolina

CS&L Services, Inc. (1)                          North Carolina


___________
(1) Wholly owned subsidiary of Cooperative Bank for Savings,
    Inc., SSB.